UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 5, 2019 (January 31, 2019)

GENESCO INC.
(Exact Name of Registrant as Specified in Charter)

Tennessee	1-3083	62-0211340
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1415 Murfreesboro Road Nashville, Tennessee	37217-2895
(Address of Principal Executive Offices)	(Zip Code)

(615) 367-7000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01          Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On February 1, 2019, Genesco Inc., a Tennessee corporation (the “Company”), entered into a First Amendment to Fourth Amended and Restated Credit Agreement (the “First Amendment”) by and among the Company, certain subsidiaries of the Company party thereto (collectively with the Company, the “Borrowers”), the lenders party thereto (the “Lenders”), and Bank of America, N.A., as agent, amending the Fourth Amended and Restated Credit Agreement, dated as of January 31, 2018 (the “Credit Agreement”), by and among the Borrowers, the Lenders party thereto and Bank of America, N.A., as Agent. The First Amendment modifies the Credit Agreement to, among other things, decrease each of the Total Domestic Commitments and the Total Commitments from $400,000,000 to $275,000,000 and to permit the Transaction (as defined in Item 2.01 below). The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the First Amendment which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.01          Completion of Acquisition or Disposition of Assets

On February 2, 2019, the Company completed the previously announced sale of the outstanding shares of capital stock of Hat World, Inc., a Minnesota corporation (“Lids”), by Hat World Corporation, a Delaware corporation (“Parent”), as well as the right, title and interest in certain properties, assets and contracts related to the Lids Sports Group businesses of GCO Canada Inc., a Canadian corporation (“GCO Canada”), and Flagg Bros. of Puerto Rico, Inc., a Delaware corporation (“Flagg Bros.”, together with Parent and GCO Canada, the “Sellers”), to FanzzLids Holdings, LLC, a Delaware limited liability company (together with certain of its subsidiaries, “Buyer”), for an aggregate purchase price of $101.0 million in cash (the “Transaction”). The terms of the Transaction, including certain adjustments to the purchase price to be made at and following closing, are set forth in the previously disclosed Purchase Agreement, dated December 14, 2018, by and among the Company, the Sellers, the Buyer and others party thereto (the “Purchase Agreement”). At the closing of the Transaction, the parties completed (i) the sale of the outstanding shares of capital stock of Lids by the Parent to Buyer and (ii) the sale of the Acquired Assets (as defined in the Purchase Agreement) by GCO Canada and Flagg Bros to Buyer.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Purchase Agreement, which was attached as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on December 14, 2018.

Item 2.03          Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet
Arrangement of a Registrant

The information under Item 1.01 is incorporated by reference hereunder.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2019, Jonathan D. Caplan, a Senior Vice President of the Company and Chief Executive Officer of the Johnston & Murphy Group and Licensed Brands, advised the Company of his intention to retire from the Company. Effective February 2, 2019, Mr. Caplan ceased to serve in the previously mentioned offices. He has agreed to remain employed by the Company in a consulting capacity and assist with the transition of his duties, through June 30, 2019. In connection with his retirement, Mr. Caplan has agreed that he be will bound by non-competition and non-solicitation covenants for a period of one year and will provide a general release of claims against the Company. In exchange for these restrictive covenants and the release of claims, Mr. Caplan will receive a lump sum payment of $175,000.

Mr. Caplan will continue to be compensated at his current salary from February 2, 2019 through June 30, 2019. He will continue to have a target annual incentive award equal to 75% of his annualized salary under the Company's EVA Incentive Plan for fiscal year ending February 1, 2020 (“Fiscal 2020”), with any award for Fiscal 2020 to be based 100% on the performance of the Johnston & Murphy Group in Fiscal 2020. Any incentive award earned for Fiscal 2020 will be prorated for the number of months Mr. Caplan is actually employed by the Company during Fiscal 2020, as provided in the EVA Incentive Plan.

Item 7.01          Regulation FD Disclosure.

On February 4, 2019, the Company issued a press release announcing the completion of the Transaction. A copy of this press release is furnished as Exhibit 99.2 to Current Report on Form 8-K.

The information in this Item 7.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01    Financial Statements and Exhibits.

(d)     Exhibits.
The following exhibits are furnished herewith:

Exhibit Number	Description

10.1	First Amendment to Fourth Amended and Restated Credit Agreement, dated February 1, 2019

99.1	Press Release of Genesco Inc. issued February 4, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESCO INC.

Date: February 5, 2019	By:	/s/ Mimi E. Vaughn
	Name:	Mimi E. Vaughn
	Title:	Senior Vice President-Finance and Chief Financial Officer

EXHIBIT INDEX

No.	Exhibit

10.1	First Amendment to Fourth Amended and Restated Credit Agreement, dated February 1, 2019

99.1	Press Release of Genesco Inc. issued February 4, 2019